FOR IMMEDIATE RELEASE             Contact Information
Emily Miller, Investor Relations
Phone : (701) 837-7104
E-mail : IR@centerspacehomes.com

CENTERSPACE CLOSES ON MINNESOTA PORTFOLIO ACQUISITION

MINNEAPOLIS, MN, September 2, 2021 – Centerspace (NYSE: CSR) announced today that it has closed on its strategic portfolio acquisition in Minneapolis and St. Cloud, Minnesota for an aggregate purchase price of $323.8 million. The portfolio is comprised of 14 communities in Minneapolis, Minnesota and three communities in St. Cloud, Minnesota. The acquisition will add 2,696 apartment homes to the Centerspace portfolio.

In connection with this transaction, the Company issued $181.4 million of Convertible Preferred Operating Partnership units. The Convertible Preferred Operating Partnership units pay a 3.875% dividend rate and are convertible into common units at an exchange rate of 1.2048 common units per Convertible Preferred Operating Partnership unit representing a conversion price of $83.00 per unit. The acquired assets are subject to $126.5 million in mortgage liabilities of which $20.0 million was assumed at a rate of 4.31% with the remaining $106.5 million refinanced through a $198.9 million Fannie Mae Credit Facility. The Fannie Mae Credit Facility includes tranches in 7, 10 and 12-year increments with a weighted average interest rate of 2.78%. The additional proceeds from the refinancing will be used by the Company to reduce the outstanding balance under its bank credit facility. As part of the transaction consideration, the Company will provide tax protection to the holders of the Convertible Preferred Operating Partnership units for seven years.

Additionally, the Company plans to invest approximately $40 million to reposition the communities over the next 24-36 months.

“We are very excited to close this transaction and add 2,696 homes and 118 new team members to our portfolio. This acquisition allows us to double our footprint in Minneapolis, a market where we have seen consistently strong performance, while increasing our scale of operations,” said Mark O. Decker Jr., President and CEO. “We are thankful to all the team members who have gotten us to closing and we are excited to welcome these communities and team members to our platform.”

About Centerspace
Centerspace is an owner and operator of apartment communities committed to providing great homes by focusing on integrity and serving others. Founded in 1970, the company currently owns 79 apartment communities consisting of 14,275 homes located in Colorado, Minnesota, Montana, Nebraska, North Dakota, and South Dakota. Centerspace was named a Top Workplace for 2021 by the Minneapolis Star Tribune. For more information, please visit www.centerspacehomes.com.

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If you would like more information about this topic, please contact Emily Miller, Investor Relations, at (701) 837-7104 or IR@centerspacehomes.com.